EXHIBIT 99.1

[TD Banknorth Logo]

                                                                   News Release

                                                              Media Contact:
                                                              TD Banknorth Inc.
                                                              Jeffrey Nathanson
                                                                 (207) 761-8517
                                              jeffrey.nathanson@tdbanknorth.com


FOR IMMEDIATE RELEASE
January 17, 2006


TD Banknorth Receives Regulatory Approvals Related to Hudson
United Bancorp Acquisition

PORTLAND, Maine - January 17, 2006 - TD Banknorth Inc. (NYSE: BNK) announced today that it has received all of the necessary regulatory approvals related to its acquisition of Hudson United Bancorp (NYSE: HU).

The transaction, announced on July 12, 2005, is expected to close on January 31, 2006.

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest
Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

Forward-looking Information
This press release contains forward-looking statements regarding TD Banknorth's acquisition of Hudson United. Words such as "expect", "feel", "believe", "will", "may", "anticipate", "plan", "estimate", "intend", "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Hudson United are greater than expected;
(5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Hudson United undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Source: TD Banknorth Inc.